Exhibit 99.2

Armata Pharmaceuticals to Participate in the Maxim Group M-Vest Infectious Disease Virtual Conference: The Renaissance of the Anti-Infective Sector

MARINA DEL REY, California, April 28, 2020 – Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced that Brian Varnum, Ph.D., President and Chief Development Officer, will participate in a panel discussion on non-antibiotic anti-infectives at the Maxim Group M-Vest Infectious Disease Virtual Conference to be held on May 5, 2020. The panel is scheduled to take place from 10:30 a.m. to 12:00 p.m. Eastern time.

For more information, or to register, please visit: https://m-vest.com/insights/blog/Infectious-Disease-Virtual-Conference-2020

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Armata Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569